Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK REPORTS 3rd QUARTER RESULTS

Quarterly Net Income Increases 19% versus 2007

Warsaw, Indiana (October 27, 2008) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported quarterly net income of $5.2 million for the third quarter of 2008 versus $4.4 million for the third quarter of 2007, an increase of 19%. Diluted net income per share for the quarter was $0.42 versus $0.35 for the comparable period of 2007. In the second quarter of 2008, net income and diluted earnings per share were $4.8 million and $0.39, respectively.

The Company further reported net income of $15.3 million for the nine months ended September 30, 2008, an increase of 6% over the $14.4 million reported for the nine months ended September 30, 2007. Diluted net income per common share was $1.23 for the nine months ended September 30, 2008, versus $1.16 for the nine months ended September 30, 2007.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “Lake City Bank’s stable performance in a turbulent environment is reflective of our disciplined and long-standing strategies in managing our balance sheet and business. While the economic conditions in our region are producing some real challenges, we’ve been able to work through them and achieve consistently stable results.”

Kubacki further stated, “We are managing through an unprecedented series of issues that have impacted the banking industry. At Lake City Bank, we’re in a great position to continue to serve our clients and build our business. We’ve had 20 consecutive years of record earnings performance, have a capital structure that defines us as ‘well capitalized’ and have experienced deposit growth during this challenging year.”

The Company also announced that the Board of Directors approved a cash dividend for the third quarter of $0.155 per share, payable on November 5, 2008 to shareholders of record as of October 25, 2008. The quarterly dividend represents an 11% increase over the quarterly dividends paid in 2007.

“We’ve consistently increased our dividends to shareholders for many years. Our ability to increase dividends has been a function of the strength and consistency of our earnings growth and our strong capital structure. As many of our peers have decreased or eliminated dividends, our performance and strong balance sheet have provided us with the ability to continue to share our financial success with shareholders through a healthy dividend”, commented Kubacki.

The Company's non-interest income was $6.2 million for the third quarter of 2008, an increase of $1.1 million, or 21%, compared to $5.1 million for the same period in 2007. The improvement was driven by increases in every client-driven revenue category. The largest increase came from service charges on deposit accounts, which grew by $441,000, or 23%. On a linked quarter basis, noninterest income increased by $230,000, or 4%, versus the second quarter of 2008.

Kubacki added, “As a result of our strategy to develop fee-based services that we believe rival any offered by our local, regional and national competitors, we’re experiencing great growth in our non-interest income categories. These revenues tend to represent the expansion of existing relationships and demonstrate the effectiveness and importance of our cross-selling efforts. They also reaffirm our belief that we can compete effectively with anyone in our footprint and provide services and products that handle our client’s needs.”

The Company’s net interest margin was 3.35% in the third quarter versus 3.18% for the third quarter of 2007 and 3.15% in the second quarter of 2008. The margin improvement in the quarter resulted primarily from the recognition of $1.2 million in interest income from the payoff of a loan that had been on nonaccrual. The loan was paid in full and nonaccrual interest was therefore recognized. Excluding the impact of this event, the net interest margin would have been 3.12% for the third quarter. This higher margin, in conjunction with strong growth in earning assets, contributed to an increase of 26% in the Company’s net interest income to $17.3 million in the third quarter of 2008 versus $13.7 million in the third quarter of 2007. On a linked quarter basis, net interest income increased by 11% versus the second quarter of 2008. The Company’s provision for loan losses increased by $2.0 million, or 119%, to $3.7 million for the third quarter of 2008 versus $1.7 million in the same period of 2007. In the second quarter of 2008, the provision was $3.0 million. The provision increase was primarily driven by a higher level of charge offs and strong loan growth and the overall weaker economic conditions in the Company’s markets.

The Company's noninterest expense was $11.9 million for the third quarter of 2008 compared to $10.9 million for the same period in 2007, an increase of 10%. This increase was driven primarily by increased payroll and benefit expenses, general increases in operating and technology expenses and increased regulatory expenses. Salaries and employee benefits increased by $379,000, or 6%, when compared to the same period in 2007 as a result of a combination of increases in health insurance and performance-based incentive expense, staff additions in administrative and commercial lending positions, normal merit increases and new office staff costs. Other expense increased by $423,000, or 18%, in the quarter driven primarily by higher regulatory expenses of $246,000 due to the Company’s resumption of regular FDIC insurance premiums and $97,000 of legal expenses. The Company's efficiency ratio was 50.9% compared to 57.8% for the same period a year ago.

Average total loans for the third quarter of 2008 were $1.69 billion versus $1.41 billion for the third quarter of 2007 and $1.64 billion for the linked second quarter of 2008. The year-over-year increase for the third quarter represented an increase of 19%, or $274 million. On a linked quarter basis, average loans increased by $46 million versus the second quarter of 2008. Total gross loans as of September 30, 2008 were $1.72 billion compared to $1.45 billion as of September 30, 2007 and $1.67 billion as of June 30, 2008.

Net charge offs totaled $3.6 million in the third quarter of 2008, versus $2.0 million during the third quarter of 2007 and $1.8 million during the second quarter of 2008. Two commercial relationships, both of which are involved in the recreational vehicle industry, accounted for $3.3 million of the net charge-offs. Lakeland Financial’s allowance for loan losses as of September 30, 2008 was $18.1 million, compared to $15.1 million as of September 30, 2007 and $18.0 million as of June 30, 2008.

Kubacki observed, “The increased level of charge-offs, in conjunction with healthy loan growth, required an increased loan loss provision for the quarter. As we have historically done, we’re realistically managing troubled relationships and appropriately recognizing losses. While the regional economy that we operate in is extremely diverse and we don’t have any significant industry concentrations, traditional manufacturing and industrial customers are experiencing some weakness within our footprint. This environment will continue to require diligent loan oversight.”

Kubacki continued, “We were pleased that total nonperforming assets decreased from $26.4 million at the end of the second quarter to $21.1 million. Our nonperforming loans to total loans ratio of 1.18% declined from 1.49% at June 30th and is at a manageable level.” Nonperforming assets totaled $21.1 million as of September 30, 2008 compared to $26.4 million as of June 30, 2008 and $14.1 million on September 30, 2007. The ratio of nonperforming assets to assets was 0.94% on September 30, 2008 compared to 1.17% at June 30, 2008 and 0.75% at September 30, 2007. The allowance for loan losses represented 90% of nonperforming loans as of September 30, 2008 versus 72% at June 30, 2008 and 162% at September 30, 2007.

The decrease in nonperforming assets versus the second quarter of 2008, resulted primarily from the payoff of a $3.8 million impaired nonaccrual commercial credit, a $3.2 million paydown in another impaired nonaccrual commercial credit and charge-offs.

For the three months ended September 30, 2008, Lakeland Financial’s average equity to average assets ratio was 6.88% compared to 7.08% for the second quarter of 2008 and 7.49% for the third quarter of 2007. Average stockholders' equity for the quarter ended September 30, 2008 was $152.0 million versus $151.5 million for the second quarter of 2008 and $138.8 million for the third quarter of 2007. Average total deposits for the quarter ended September 30, 2008 were $1.64 billion versus $1.55 billion for the second quarter of 2008 and $1.48 billion for the third quarter of 2007. Earnings for the nine months ended September 30, 2008 were positively impacted by the pre-tax benefit of $642,000, or $382,000 after tax, realized from the first quarter initial public offering of Visa, Inc. common shares. Excluding the effect of the Visa transaction, net income for the nine months would have been $14.9 million and diluted earnings per share would have been $1.20.

Lakeland Financial Corporation is a $2.3 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

Visa Initial Public Offering Adjustments

Lake City Bank, as a member bank of Visa U.S.A. Inc., holds shares of restricted common stock in Visa. In connection with Visa's initial public offering in March 2008, a portion of our Visa shares were redeemed pursuant to a mandatory redemption. The after-tax benefit to the year-to-date net income from these Visa adjustments totaled $382,000, or $0.03 per diluted common share. This adjustment represents the net impact of the gain from the proceeds of the sale of these shares and the Company’s portion of the settlement expenses related to litigation involving Visa, which Lake City Bank was subject to as a member bank. Lake City Bank’s remaining shares of Visa stock are recorded at their original cost basis of zero. These shares have restrictions as to their sale or transfer and the ultimate realization of their value is subject to future adjustments based on the resolution of outstanding indemnified litigation.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION

THIRD QUARTER 2008 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep.30,
	2008	2008	2007	2008	2007
END OF PERIOD BALANCES
Assets	$ 2,254,471	$ 2,249,128	$ 1,884,680	$ 2,254,471	$ 1,884,680
Deposits	1,707,930	1,605,035	1,462,984	1,707,930	1,462,984
Loans	1,717,345	1,674,742	1,448,706	1,717,345	1,448,706
Allowance for Loan Losses	18,124	18,014	15,074	18,124	15,074
Common Stockholders’ Equity	153,358	150,982	142,033	153,358	142,033
Tangible Equity	148,984	146,525	137,285	148,984	137,285
AVERAGE BALANCES
Assets
Total Assets	$ 2,208,067	$ 2,140,275	$ 1,852,514	$ 2,125,305	$ 1,809,342
Earning Assets	2,085,042	2,018,081	1,745,358	2,005,027	1,701,501
Investments	389,817	366,294	304,479	363,367	299,912
Loans	1,685,963	1,640,405	1,412,286	1,630,510	1,384,180
Liabilities and Stockholders’ Equity
Total Deposits	1,641,525	1,552,889	1,484,965	1,569,995	1,462,073
Interest Bearing Deposits	1,420,367	1,334,415	1,255,881	1,350,832	1,237,733
Interest Bearing Liabilities	1,817,981	1,751,947	1,467,701	1,737,806	1,433,549
Common Stockholders’ Equity	151,992	151,486	138,807	150,984	135,685
INCOME STATEMENT DATA
Net Interest Income	$ 17,272	$ 15,498	$ 13,719	$ 47,276	$ 40,498
Net Interest Income-Fully Tax Equivalent	17,549	15,792	13,972	48,141	41,255
Provision for Loan Losses	3,710	3,021	1,697	7,884	3,244
Noninterest Income	6,202	5,972	5,134	17,943	15,041
Noninterest Expense	11,942	11,613	10,892	34,937	31,554
Net Income	5,225	4,796	4,374	15,262	14,387
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.43	$ 0.39	$ 0.36	$ 1.25	$ 1.18
Diluted Net Income Per Common Share	0.42	0.39	0.35	1.23	1.16
Cash Dividends Declared Per Common Share	0.155	0.155	0.14	0.45	0.405
Book Value Per Common Share (equity per share issued)	12.47	12.29	11.64	12.47	11.64
Market Value – High	30.09	25.00	25.98	30.09	25.98
Market Value – Low	18.52	19.00	20.05	16.87	20.05
Basic Weighted Average Common Shares Outstanding	12,290,055	12,262,926	12,197,790	12,256,389	12,182,658
Diluted Weighted Average Common Shares Outstanding	12,468,446	12,468,486	12,433,701	12,454,426	12,425,238
KEY RATIOS
Return on Average Assets	0.94%	0.90%	0.94%	0.96%	1.06%
Return on Average Common Stockholders’ Equity	13.68	12.75	12.50	13.50	14.18
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	50.88	54.06	57.78	53.57	56.81
Average Equity to Average Assets	6.88	7.08	7.49	7.10	7.50
Net Interest Margin	3.35	3.15	3.18	3.20	3.24
Net Charge Offs to Average Loans	0.85	0.43	0.55	0.46	0.25
Loan Loss Reserve to Loans	1.06	1.08	1.04	1.06	1.04
Nonperforming Loans to Loans	1.18	1.49	0.64	1.18	0.64
Nonperforming Assets to Assets	0.94	1.17	0.75	0.94	0.75
Tier 1 Leverage	8.30	8.40	9.04	8.30	9.04
Tier 1 Risk-Based Capital	9.79	9.84	10.83	9.79	10.83
Total Capital	10.76	10.83	11.81	10.76	11.81
Tangible Capital	6.62	6.53	7.30	6.62	7.30
ASSET QUALITY
Loans Past Due 90 Days or More	$ 1,669	$ 972	$ 317	$ 1,669	$ 317
Non-accrual Loans	18,516	23,987	9,001	18,516	9,001
Nonperforming Loans	20,185	24,959	9,318	20,185	9,318
Other Real Estate Owned	879	1,357	4,771	879	4,771
Other Nonperforming Assets	30	45	51	30	51
Total Nonperforming Assets	21,094	26,361	14,140	21,094	14,140
Impaired Loans	19,464	23,718	8,575	19,464	8,575
Net Charge Offs/(Recoveries)	3,600	1,765	1,974	5,561	2,634

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of September 30, 2008 and December 31, 2007

(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$ 44,751	$ 56,278
Short-term investments	17,710	11,413
Total cash and cash equivalents	62,461	67,691

Securities available for sale (carried at fair value)	386,671	327,757
Real estate mortgage loans held for sale	2,591	537

Loans, net of allowance for loan losses of $18,124 and $15,801	1,699,221	1,507,919

Land, premises and equipment, net	27,498	27,525
Bank owned life insurance	33,860	21,543
Accrued income receivable	8,597	9,126
Goodwill	4,970	4,970
Other intangible assets	465	619
Other assets	28,137	21,446
Total assets	$ 2,254,471	$ 1,989,133

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 235,808	$ 255,348
Interest bearing deposits	1,472,122	1,223,570
Total deposits	1,707,930	1,478,918

Short-term borrowings
Federal funds purchased	0	70,010
Securities sold under agreements to repurchase	175,427	154,913
U.S. Treasury demand notes	1,864	1,242
Other short-term borrowings	80,000	90,000
Total short-term borrowings	257,291	316,165

Accrued expenses payable	13,592	15,497
Other liabilities	1,329	1,311
Long-term borrowings	90,043	44
Subordinated debentures	30,928	30,928
Total liabilities	2,101,113	1,842,863

STOCKHOLDERS' EQUITY
Common stock: 180,000,000 shares authorized, no par value
12,302,648 shares issued and 12,197,175 outstanding as of September 30, 2008
12,207,723 shares issued and 12,111,703 outstanding as of December 31, 2007	1,453	1,453
Additional paid-in capital	19,760	18,078
Retained earnings	138,842	129,090
Accumulated other comprehensive loss	(5,162)	(1,010)
Treasury stock, at cost (2008 - 105,473 shares, 2007 - 96,020 shares)	(1,535)	(1,341)
Total stockholders' equity	153,358	146,270
Total liabilities and stockholders' equity	$ 2,254,471	$ 1,989,133

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months and Nine Months Ended September 30, 2008 and 2007

(in thousands except for share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 25,872	$ 26,176	$ 75,673	$ 76,623
Tax exempt	28	30	87	110
Interest and dividends on securities
Taxable	4,437	2,902	11,793	8,366
Tax exempt	583	618	1,820	1,838
Interest on short-term investments	46	365	197	671
Total interest income	30,966	30,091	89,570	87,608

Interest on deposits	10,854	13,773	33,592	40,071
Interest on borrowings
Short-term	1,435	1,956	5,164	5,130
Long-term	1,405	643	3,538	1,909
Total interest expense	13,694	16,372	42,294	47,110

NET INTEREST INCOME	17,272	13,719	47,276	40,498

Provision for loan losses	3,710	1,697	7,884	3,244

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	13,562	12,022	39,392	37,254

NONINTEREST INCOME
Wealth advisory fees	869	761	2,541	2,306
Investment brokerage fees	582	386	1,479	1,145
Service charges on deposit accounts	2,331	1,890	6,355	5,355
Loan, insurance and service fees	729	620	2,122	1,864
Merchant card fee income	949	906	2,646	2,462
Other income	585	455	1,453	1,393
Net gains on sales of real estate mortgage loans held for sale	146	116	666	480
Net securities gains (losses)	11	0	39	36
Gain on redemption of Visa shares	0	0	642	0
Total noninterest income	6,202	5,134	17,943	15,041

NONINTEREST EXPENSE
Salaries and employee benefits	6,411	6,032	19,113	17,706
Net occupancy expense	741	680	2,226	1,992
Equipment costs	426	459	1,344	1,372
Data processing fees and supplies	954	772	2,662	2,246
Credit card interchange	651	613	1,765	1,643
Other expense	2,759	2,336	7,827	6,595
Total noninterest expense	11,942	10,892	34,937	31,554

INCOME BEFORE INCOME TAX EXPENSE	7,822	6,264	22,398	20,741
Income tax expense	2,597	1,890	7,136	6,354
NET INCOME	$ 5,225	$ 4,374	$ 15,262	$ 14,387
BASIC WEIGHTED AVERAGE COMMON SHARES	12,290,055	12,197,790	12,256,389	12,182,658
BASIC EARNINGS PER COMMON SHARE	$ 0.43	$ 0.36	$ 1.25	$ 1.18
DILUTED WEIGHTED AVERAGE COMMON SHARES	12,468,446	12,433,701	12,454,426	12,425,238
DILUTED EARNINGS PER COMMON SHARE	$ 0.42	$ 0.35	$ 1.23	$ 1.16

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
THIRD QUARTER 2008
(unaudited in thousands)

	September 30,		June 30,		September 30,
	2008		2008		2007
Commercial and industrial loans	$ 1,129,960	65.8%	$ 1,087,457	63.3%	$ 923,168	63.7%
Commercial real estate - multifamily loans	23,674	1.4	23,282	1.4	15,385	1.1
Commercial real estate construction loans	96,004	5.6	94,403	5.5	75,765	5.2
Agri-business and agricultural loans	174,462	10.2	188,107	11.0	149,976	10.4
Residential real estate mortgage loans	114,900	6.7	116,520	6.8	122,063	8.4
Home equity loans	124,016	7.2	115,040	6.7	109,096	7.5
Installment loans and other consumer loans	54,504	3.1	50,189	2.9	53,075	3.7
Subtotal	1,717,520	100.0%	1,674,998	97.6%	1,448,528	100.0%
Less: Allowance for loan losses	(18,124)		(18,014)		(15,074)
Net deferred loan (fees)/costs	(175)		(256)		178
Loans, net	$ 1,699,221		$ 1,656,728		$ 1,433,632